Exhibit 99.2
For Immediate Release July 22, 2013	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne Charness (News Media) 401-727-5983 Margita Thomson (Disney Consumer Products) 818-544-0382

Hasbro and Disney Expand Strategic Merchandising Relationship
for Major Entertainment Properties

Agreement Extends Hasbro's Global Toy and Game Merchandise Rights for Marvel Characters Through 2020

Pawtucket, R.I. & Burbank, Calif, July 22, 2013----Global branded play company, Hasbro, Inc. (NASDAQ:HAS) and The Walt Disney Company (NYSE: DIS) today announced the two companies are expanding their strategic merchandising relationship for major Disney entertainment properties Marvel and Star Wars.
The Marvel amendment extends Hasbro's global rights to Marvel characters for an additional two years running through 2020.  Hasbro will continue to develop a wide range of toys and games for Marvel's global Universe of more than 8,000 characters, including Spider-Man, The Avengers and Iron Man.
Following the acquisition of Lucasfilm by Disney, the two companies sought to align the terms of both the Marvel and Lucasfilm agreements.  The Marvel extension is in line with the term for Hasbro's rights for the Star Wars franchise, which also runs through 2020.  Both agreements cover entertainment, including all film and television properties, for the respective franchises during the period and include similar product categories.
"We are delighted to expand our agreements with Disney, Marvel and Lucasfilm and continue building on our extensive and successful long-term relationships," said Brian Goldner, Hasbro's President and CEO.  "Disney's entertainment slate provides extensive content for both companies to build upon for years to come."
"We look forward to continuing our successful partnership with Hasbro," said Bob Chapek, President of Disney Consumer Products.  "By delivering innovative and engaging play experiences for consumers all around the world, Hasbro is uniquely positioned to continue to translate the rich characters and storytelling of our Marvel and Star Wars franchises."
In accordance with the extended term of the Marvel agreement, Hasbro will guarantee an additional $80 million in royalties to Disney, with respect to Marvel-branded products, contingent on additional Marvel theatrical releases.
Additionally, in anticipation of the next three Star Wars sequel motion pictures, and the release of other potential Star Wars-related entertainment, which were not contemplated under the previous agreement, Hasbro will pay up to $225 million in guaranteed payments to Disney.  $75 million will be paid on signing and the remainder becomes due in accordance with the planned releases of the new Star Wars sequel films.  Star Wars: Episode VII is currently planned for Summer 2015 under the direction of J.J. Abrams.
About Hasbro, Inc.
Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP.  From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere. The Company's Hasbro Studios develops and produces television programming for more than 170 markets around the world, and for the U.S. on Hub Network, part of a multi-platform joint venture between Hasbro and Discovery Communications (NASDAQ: DISCA, DISCB, DISCK). Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.
© 2013 Hasbro, Inc. All Rights Reserved.

About The Walt Disney Company
The Walt Disney Company, together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise with five business segments: media networks, parks and resorts, studio entertainment, consumer products and interactive media. Disney is a Dow 30 company and had annual revenues of more than $42.3 billion in its Fiscal Year 2012. Disney's market capitalization exceeds $100 billion.

Hasbro, Inc. Caution Concerning Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of Hasbro's current expectations regarding future events, including potential performance, and Hasbro's ability to achieve its other financial and business goals.  These statements are subject to significant risks and uncertainty, and Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include delays, increased costs or difficulties in the media initiatives described in this press release, Hasbro's ability to successfully design, develop, produce and introduce brands, products and product lines which achieve and sustain interest from retailers and consumers, Hasbro's ability to manufacture, source and ship products in a timely and cost-effective manner and customers' and consumers' acceptance and purchase of those products in quantities and at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs, and other risks and uncertainties as may be detailed from time to time in Hasbro's public announcements and Securities and Exchange Commission filings, including Hasbro's most recent annual report on Form 10-K and its most recent quarterly reports on Form 10-Q. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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